Exhibit 10.45
EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 4th day of June, 2007, by and between Micron Products, Inc. (“Micron”), with its principal place of business located in Fitchburg, Massachusetts, and Michael F. Nolan (“Employee”), who resides in Brentwood, New Hampshire.

WHEREAS, Micron desires to retain the services of Employee as Chief Operating Officer (“COO”) and Employee desires to be employed by Micron in such capacity, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants and undertakings herein, each Party agrees as follows:

1.           Employment and Duties.  Micron hereby agrees to employ Employee, and Employee hereby accepts employment, as Chief Operating Officer, upon the terms and conditions hereinafter set forth, both Parties expressly revoking any and all prior employment agreements between them.  Employee hereby agrees to serve Micron in such capacity for the period commencing on June 4, 2007 (the “Effective Date”) and continuing for the period stated in Paragraph 2 and upon the terms and conditions herein provided.

In his capacity as Chief Operating Officer, Employee, to the best of his abilities, shall be responsible for the work as further described in the “Position Description,” attached hereto as “Exhibit A” and incorporated by reference herein, and shall perform such other directly related duties consistent with his position as Chief Operating Officer.  As Chief Operating Officer, Employee shall report directly to Micron’s President and Chief Executive Officer (“CEO”), and Employee agrees to perform such duties as may be assigned to him from time to time.

Employee hereby represents and warrants that he is not now subject to any agreement which is or would be inconsistent or in conflict with his obligations hereunder.

2.           Exclusive Services.  Employee agrees that he will, during the employment term, devote his entire working time, attention and best efforts to the performance of the duties as aforesaid and to the business and interests of Micron, and he shall perform such duties as may be assigned to him ably, faithfully and diligently.  Employee shall not at any time or in any manner, either directly or indirectly, be involved in any other occupation while in the employ of Micron unless agreed to specifically by Micron.

3.           Term of Employment.  The period of Employee’s employment under this Agreement shall commence as of the Effective Date and terminate June 3, 2008, unless earlier terminated pursuant to the terms hereof.  This Agreement shall be renewed for successive one year terms, unless one party notifies the other in writing within thirty (30) days of the expiration of the then current term of its intention to terminate the Agreement.

4.           Compensation.

(a)           Salary.  As compensation for the services to be rendered by Employee under this Agreement, Micron agrees to pay, and Employee agrees to accept, a base salary at the annualized rate of $125,000, payable in accordance with the Company’s regular payroll practices, subject to withholding and other applicable taxes.  Employee’s base salary rate shall be subject to an annual review by the President and CEO or his designee.

(b)                      Bonus.  In each year of this Agreement, Employee shall be eligible to receive a discretionary performance bonus.  The specific goals criteria for earning such bonus will be mutually agreed upon by the parties at the beginning of each year of this Agreement.

(c)                      All of Employee’s compensation is subject to deductions for regular payroll taxes and withholding, as required by State and Federal law, as well as other deductions that Employee authorizes.

(d)                      Fringe Benefits.  Employee also shall be entitled to the following benefits in each year of this Agreement:

(i)	Employee shall be eligible to participate in Micron’s various benefit plans (including health, dental, life, disability and retirement) on the same basis as Micron’s other employees; and
(ii)	Employee shall be eligible to receive Micron’s various paid time off benefits (including paid vacations and holiday) on the same basis as Micron’s other employees.

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    5.           Confidentiality.  Employee is aware that Micron develops and utilizes, and that he will have, or has had and will continue to have, access to valuable technical and nontechnical trade secrets and confidential information including, but not limited to, knowledge, information and materials about Micron’s trade secrets, mailing lists, methods of operation, advertiser lists, advertisers, customer lists, customers or clients, products, services, know-how, business plans and confidential information about financial, marketing, pricing, compensation and other proprietary matters relating to Micron which are not in the public domain (“Confidential Information”), all of which constitutes a valuable part of the assets of Micron which Micron seeks to protect.

Accordingly, Employee shall not at any time during or after the termination of his employment by Micron reveal, disclose or make known to any person (other than as may be required by law or in the performance of his duties), or use for his own or another’s account or benefit, any such Confidential Information, whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee.

Employee represents and warrants that he has not revealed, disclosed or made known to any person (other than as may be required by law or in the performance of his duties), or used for his own or another’s account or benefit, any such Confidential Information, whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee.

Upon cessation of Employee’s employment, no documents, records or other matter or information belonging to Micron, whether prepared by Employee or otherwise, and relating in any way to the business of Micron, shall be taken or kept by Employee without the written consent of Micron.

6.           Non-Competition.  Employee acknowledges that, in the course of his employment as Chief Operating Officer by Micron, he will have access to Micron’s Confidential Information; and he will be intimately and directly involved in developing and maintaining Micron’s goodwill and serving Micron’s customers and prospective customers located throughout the world.  Accordingly, Employee agrees as follows:

(a)           To the extent permitted by law, during Employee’s employment by Micron and for a period of two (2) years after Employee has ceased to be employed by Micron for any reason, Employee shall not, without the prior written consent of Micron, directly or indirectly engage in, assist or have an interest in (whether as proprietor, partner, investor, stockholder, officer, director or any type of principal), or enter the employment of or act as an agent for or advisor or consultant to, any person, firm, partnership, association, corporation, business organization, entity or enterprise which is, or is about to become, directly or indirectly engaged in any business which is directly or indirectly competitive with Micron; provided, however, that Employee may own less than five percent (5%) of the outstanding equity securities of a Corporation that is engaged in such a competitive business if the equity securities of such Corporation are publicly traded and registered under the Securities Exchange Act of 1934; and

(b)           During Employee’s employment by Micron and for a period of two (2) years after Employee has ceased to be employed by Micron for any reason, Employee shall not, without prior written consent of Micron:

i.
directly or indirectly solicit or accept any business substantially similar to that done by Micron from any person, company, firm or organization, or any affiliate of the foregoing, which is or was a client, customer or active prospect of Micron, for or on account of any individual, business enterprise, firm, partnership, association or corporation other than Micron; or

ii.	directly or indirectly solicit the employment of, entice away, or in any other manner persuade or attempt to persuade to leave Micron’s employment, any person employed by Micron; or
iii.	take any action prejudicial to Micron or its business affairs or interests.

7.           Innovations.

(a)           Employee hereby assigns, transfers and conveys to Micron and its successors and assigns any and all inventions, processes, procedures, systems, discoveries, designs, configurations, technology, works of authorship, trade secrets and improvements (whether or not they are made, conceived or reduced to practice during working hours or using Micron’s data or facilities) (collectively, “Innovations”) which Employee makes, conceives, reduces to practice or otherwise acquires during any period of his engagement by Micron (either solely or jointly with others), and which are related to Micron's present or planned business, Micron’s services or products, and any and all patents, copyrights, trademarks, trade names and applications therefore, in the United States and elsewhere, relating thereto.  The Innovations shall be the sole property of Micron and shall at all times be held by Employee in a fiduciary capacity for the sole benefit of Micron.

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(b)           All such Innovations that consist of works of authorship capable of protection under copyright laws shall be prepared by Employee as works made for hire, with the understanding that Micron shall own all of the exclusive rights to such works of authorship under the United States copyright law and all international copyright conventions and foreign laws.  The foregoing notwithstanding, to the extent that any such Innovation is not deemed a work made for hire, Employee hereby assigns to Micron such Innovation and any and all patents, copyrights, trademarks, trade names and applications therefor, in the United States and elsewhere, relating thereto.

(c)           Employee shall maintain adequate and current written records of all such Innovations, which shall be available to and remain the sole property of Micron at all times.  Employee shall promptly disclose to Micron all such Innovations and shall assist Micron in obtaining and enforcing for its own benefit patents and copyright registrations on and in respect of such Innovations in all countries in all ways that Micron may request, to secure and enjoy the full benefits and advantages of such Innovations.  Employee understands that his obligations under this section shall continue after the termination of Employee’s engagement by Micron.

8.           Injunctive Relief.  Employee acknowledges that the restrictions contained in paragraphs 5, 6 and 7 above, in view of the nature of the business in which Micron is engaged, are reasonable and necessary to protect the legitimate interests of Micron.  Employee understands that the remedies at law for his violation of any of the covenants or provisions of paragraphs 5, 6 or 7 may be inadequate, that such violations may cause irreparable injury within a short period of time, and that Micron shall be entitled to seek preliminary injunctive relief and other injunctive relief against such violation.  Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies Micron shall have in law and equity for the enforcement of those covenants and provisions.

9.           Termination for Cause. This Agreement may be terminated by Micron for cause.  No compensation shall be paid or other benefits furnished to Employee after termination for cause.  Such a termination shall be effective immediately upon written notice being issued to Employee.  “Cause” means  (i) willful and deliberate misconduct by Employee, such as being under the influence of drugs or alcohol on the job, dishonesty, misappropriation of assets, insubordination or refusal to follow reasonable directives and other misconduct of comparable magnitude and kind; (ii) willful neglect of duty or other material breach of this Agreement by Employee; (iii) commission of any act of fraud involving Micron, involvement in any material conflict of interest or self-dealing involving Micron, or conviction of a felony or any offenses involving moral turpitude or any criminal offense involving Micron; (iv) any act or omission by Employee which has a material adverse effect on the business activities, financial condition, affairs or reputation of Micron; (v) violation of any of Micron’s policies or (vi) Employee’s failure or refusal to perform a substantial or important portion of his duties under this Agreement, which failure or refusal continues for 30 days after written notice to Employee, which notice reasonably informs him of such failure or refusal.

10.           Termination Other Than for Cause.

(a)           Death or Disability.  If Employee dies or becomes totally disabled during the term of this Agreement, Employee’s employment and salary shall terminate at the end of the month during which death or total disability occurs, and no other compensation or benefits shall be paid to Employee.  For the purposes of this Agreement, Employee shall be deemed to be “totally disabled” if he has been unable to perform his duties by reason of medical condition for 90 days in any 365-day period, all as determined in good faith by Micron’s President and CEO, or his designee.

(b)           Resignation.  Notwithstanding any other provision of this Agreement, Employee shall have the right to terminate this Agreement, without cause, upon thirty (30) days’ written notice to the President and CEO of Micron.  Upon such termination, no further compensation or benefits shall be paid to Employee.

(c)           Other “Without Cause” Termination.  This Agreement may be terminated immediately by Micron without cause or for reasons other than “cause” as defined in Paragraph 9.  In the event of such termination, Micron shall pay Employee, as a severance benefit, six (6) months’ pay (at his most recent regular rate of pay); provided, however, that, as a prerequisite to receiving such severance pay, he shall be required to sign a separation agreement, including a release of claims against Micron and its affiliated entities, and their employees and directors.

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11.           Mediation/Arbitration of Disputes.   In the event of a dispute between the parties, Employee and Micron agree to work cooperatively to resolve the dispute amicably at appropriate, mutually determined management levels.  In the event that a resolution at such management levels does not occur, either party may submit the dispute to mediation.  Both parties shall agree on one mediator and participate in said mediation in good faith.  If the matter has not been resolved pursuant to mediation within sixty (60) days of the commencement of such procedure, which may be extended by mutual agreement of the parties, the dispute shall be settled by final and binding arbitration in Worcester, Massachusetts in accordance with the rules then prevailing of the American Arbitration Association.  Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction, and each party shall bear his or its own costs, including attorneys’ fees.  Notwithstanding the foregoing, any dispute relating Employee’s obligations pursuant to Paragraphs 5, 6, and 7 above shall not be subject to the mediation/arbitration provisions set forth in this Paragraph 11.

12.           Agreement Binding Upon Successors.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, personal representatives, heirs, legatees and beneficiaries, provided, however, that Employee may not delegate his duties and obligations hereunder to any other person, and further provided that no assignment of this Agreement by Micron shall relieve Micron of any of its obligations under the terms of this Agreement.

13.           Waiver of Breach.  The waiver of either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Micron or Employee.  The failure to enforce any provision(s) of this Agreement shall not be construed as a waiver of such provision(s).

14.           Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Each provision of this Agreement or part thereof shall be severable.  If for any reason any provision or part thereof of this Agreement is finally determined to be invalid and contrary to, or in conflict with any existing or future law or regulation of a court or agency having valid jurisdiction, such determination shall not impair the operation or affect the remaining provisions of this Agreement, and such remaining provisions will continue to be given full force and effect and bind each Party.

15.           Notices.  Any notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, to the address listed below for the parties, or to such other address as any party may hereafter direct in writing to the other party.

To Micron:	To Employee:
Micron Products, Inc.	Michael F. Nolan
25 Sawyer Passway	48 Middle Road
Fitchburg, MA 01420	Brentwood, NH 03833
Attn: President & CEO

16.           Entire Agreement; Amendment.  This instrument contains the entire agreement of the Parties.  It may not be changed orally but only by an agreement in writing signed by both parties hereto.

17.           Governing Law.  This Agreement is made in, and shall be governed by, the laws of the Commonwealth of Massachusetts without reference to its conflict of laws provisions.

IN WITNESS WHEREOF, the parties hereto, individually or by their duly authorized representatives, have executed and delivered this Agreement to be effective as of the day and year first above written.

MICRON PRODUCTS, INC.	EMPLOYEE
By: /s/ James E. Rouse	/s/ Michael F. Nolan
James E. Rouse	Michael F. Nolan
President & Chief Executive Officer

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